Exhibit 4.1

                          CONSULTING SERVICES AGREEMENT

         This Consulting Services Agreement ("Agreement"), dated January _____, 2004, is made by and between Martin A. Traber, an individual ("Consultant"), whose address is 100 N. Tampa Street, Suite 2700, Tampa, Florida 33602, and Dynamic Health Products, Inc., ("Client"), having its principal place of business at 6911 Bryan Diary Rd., Suite 210, Largo, Florida 33777.

         WHEREAS, Consultant desires to be engaged by Client to provide information, evaluation and consulting services to the Client in his area of knowledge and expertise on the terms and subject to the conditions set forth herein;

         WHEREAS, Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the ticker symbol "DYHP" and desires to further develop its business and increase it's common stock share's value; and

         WHEREAS, Client desires to engage Consultant to provide information, evaluation and consulting services to the Client in his area of knowledge and expertise on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

1.       Services of Consultant.

         Consultant agrees to perform for Client all necessary services required in working to bring about the effectiveness of the Client's business plan of operations. As such Consultant will provide bona fide services to Client. The services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction, and will not directly or indirectly promote or maintain a market for Client's securities.

2.       Consideration.

         Client agrees to pay Consultant, as his fee and as consideration for services provided, Eighty three thousand, three hundred and thirty four (83,334) shares of common stock of Client freely tradable pursuant to a Registration Statement on Form S-8 (the "Shares"). The Shares are due and payable immediately upon the effectiveness of the Form S-8 Registration Statement with the U.S. Securities and Exchange Commission and with any appropriate states securities administrator.

3.       Confidentiality.

         Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.


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4.       Termination and Renewal.

(a)      Term.

         This Agreement shall become effective on the date of this Agreement and terminate one (1) year thereafter. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term.

(b)      Termination.

         Either party may terminate this Agreement on thirty (30)-calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(c)      Termination and Payment.

         Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding consideration through the effective date of termination or expiration of this Agreement. And upon such termination or expiration, Consultant shall provide and deliver to Client any and all outstanding services due through the effective date of termination or expiration.

5.       Miscellaneous.

(a)      Independent Contractor.

         This Agreement establishes an "independent contractor" relationship between Consultant and Client.

(b)      Rights Cumulative; Waivers.

         The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing.
Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(c)      Benefit; Successors Bound.

         This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(d)      Entire Agreement.

         This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.


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(e)      Amendment.

         This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(f)      Severability.

         Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(g)      Section Headings.

         The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)      Construction.

         Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(i)      Further Assurances.

         In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(j)      Notices.

         Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

To Client:

Mandeep K. Taneja,
Chief Executive Officer and President
Dynamic Health Products, Inc.
6911 Bryan Diary Rd.
Suite 210
Largo, Florida 33777

To Consultant:

Martin A. Traber
100 N. Tampa Street
Suite 2700
Tampa, Florida 33604


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(l)      Governing Law.

         This Agreement shall be governed by the interpreted in accordance with the laws of the State of Florida without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Florida in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(m)      Consents.

         The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(o)      Execution in Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.


                                       Dynamic Health Products, Inc.


                                       By:______________________________________
                                              Mandeep K. Taneja,
                                              Chief Executive Officer and
                                              President


                                       _________________________________________
                                              Martin A. Traber, Consultant



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